EXHIBIT 4.1

FIRST SUPPLEMENTAL INDENTURE

This First Supplemental Indenture (this “Supplemental Indenture”) is made and entered into as of this 2nd day of February, 2016, by and among A.M. Castle & Co., a Maryland corporation (the “Company”), the Guarantors party thereto (as defined in the Indenture (as defined below)) and U.S. Bank National Association, as trustee under the Indenture (the “Trustee”).

RECITALS
A.    WHEREAS, the Company, the Guarantors and the Trustee entered into that certain Indenture dated as of December 15, 2011 (the “Indenture”), governing 12.75% Senior Notes due 2016 (the “Notes”) issued by the Company to the Holders.
B.    WHEREAS, Section 9.02 of the Indenture provides that, other than certain amendments or waivers as provided therein, the Company, the Guarantors and the Trustee may (i) amend or supplement the Indenture, the Notes or the Guarantees with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and (ii) make an amendment or waiver to the provisions of the Indenture relating to the Collateral or the Collateral Documents that has the effect releasing all or substantially all of the Collateral from the Liens securing the Notes with the consent of the Holders of at least 66 and 2/3 percent in aggregate principal amount of the then outstanding Notes, in each case in compliance with Section 2.09 of the Indenture (collectively, the “Requisite Consent”).
C.    WHEREAS, the Company desires and has requested the Trustee to join it and the Guarantors in entering into this Supplemental Indenture for the purposes of amending certain provisions of the Indenture and the Notes as permitted by Section 9.02 of the Indenture.
D.    WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate or other action, as applicable, on the part of each of the Company and the Guarantors and the Company has obtained the Requisite Consent to the amendments set forth herein.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the benefit of each other and for the equal and ratable benefit of the Holders as follows:
AGREEMENT
1.    Definitions. Unless otherwise defined herein, all capitalized terms used herein have the meanings given to them in the Indenture.
2.    Amendments to the Indenture. Effective upon the date hereof, with respect to all outstanding Notes:

(a)
Sections 4.02, 4.03, 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20 and 4.21 of the Indenture are hereby deleted in their entirety, and the Company and the Guarantors are hereby released from their respective obligations thereunder.

(b)     Section 4.22 of the Indenture is hereby replaced in its entirety as follows:

“The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary at any time. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary at any time.
Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company.”

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(c)	Article 5 of the Indenture is hereby deleted in its entirety, and the Company and the Guarantors are hereby released from their respective obligations thereunder.

(d)	Clauses (3) through (8) of Section 6.01(a) are hereby deleted in their entirety, and the events described therein shall no longer constitute Events of Default under the Indenture.

(e)
Article 13 of the Indenture is hereby deleted in its entirety, and the Company and the Guarantors are hereby released from their respective obligations thereunder, and the Trustee and the Collateral Agent are hereby directed to take any and all action necessary or desirable to effect the release of all of the Collateral from the Liens securing the Notes, including, without limitation, amendment and/or restatement of the Security Agreement, the Intercreditor Agreement and the Collateral Documents to release the Liens securing the Notes, the Indenture and the Guarantees and/or to make the Liens granted under the Security Agreement secure new secured notes and related guarantees issued by the Company and the Guarantors pursuant to their Offering Memorandum and Consent Solicitation Statement dated January 15, 2016 (the “Exchange Offer Document”), as contemplated by such Exchange Offer Document.

(f)
Any failure by the Company or any Guarantor to comply with the terms of any of the provisions of the Indenture described in clauses (a), (c) or (e) or this Section 2 of this Supplemental Indenture (whether before or after the execution of this Supplemental Indenture) shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.

3.    Deleted Defined Terms; Cross-References. The Indenture is hereby amended by deleting any definitions from the Indenture with respect to which references would be eliminated as a result of the amendments set forth in Section 2 of this Supplemental Indenture. Notwithstanding any provision in the Indenture to the contrary, each cross-reference to any section of the Indenture that is eliminated as a result of the amendments set forth in Section 2 of this Supplemental Indenture, as in effect immediately prior to this Supplemental Indenture becoming operative, shall be of no further force or effect.

4.    Indenture. Except as amended hereby, the Indenture and the Notes are in all respects ratified and confirmed and all the terms shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby and all terms and conditions of both shall be read together as though they constitute a single instrument, except that in the case of conflict the provisions of this Supplemental Indenture shall control. The Company shall cause Notes that have been purchased to be promptly delivered to the Trustee for cancellation pursuant to Section 2.11 of the Indenture.
5.    Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto and delivery of the opinions of counsel, certificates and resolutions of the Company’s Board of Directors as required by the Indenture. Notwithstanding the foregoing sentence, the provisions of this Supplemental Indenture shall become operative only upon the initial settlement (the “Initial Settlement”) of the “exchange offer” and the “consent solicitation” as contemplated by the Exchange Offer Document with respect to Notes outstanding under the Indenture in such aggregate principal amount as represents the Requisite Consent. To the extent such Initial Settlement has not occurred by March 31, 2016, the amendments to the Indenture effected by this Supplemental Indenture shall be deemed to be revoked retroactive to the date hereof. The Company shall notify the Trustee in writing promptly after the occurrence of the Initial Settlement of such exchange and consent or promptly after the Company shall determine that such Initial Settlement will not occur by March 31, 2016.

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6.    Rights of Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, including its right to be compensated, reimbursed and indemnified, whether or not elsewhere herein so provided. The Trustee makes no representations and shall not be responsible in any manner whatsoever as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, or with respect to the consents of the Holders or any documents used in the solicitations of such consents, all of which recitals are made solely by the Company and the Guarantors.
7.    Reference to Indenture. On and after the date hereof, each reference in the Indenture, and in all other agreements, documents, certificates, exhibits and instruments executed pursuant thereto, to “the Indenture,” “hereunder,” “hereof,” “herein” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as amended by this Supplemental Indenture.
8.    Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
9.    Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to its choice of law provisions.
10.    Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes operative in substitution for Notes then outstanding and all Notes presented or delivered to the Trustee on and after that date for such purpose shall be stamped, imprinted or otherwise legended by the Company, with a notation as follows:

“Effective as of February 2, 2016, substantially all restrictive covenants and certain events of default have been eliminated, and all of the collateral securing the Notes and related guarantees have been released, all as provided in the First Supplemental Indenture, dated as of February 2, 2016. Reference is hereby made to such First Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

[signature pages follow]

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IN WITNESS WHEREOF, each of the parties hereto has caused this Supplemental Indenture to be executed by its duly authorized officers as of the date first written above.
A.M. CASTLE & CO.
By: /s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Chief Financial Officer

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ADVANCED FABRICATING TECHNOLOGY, LLC

By: /s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Vice President and Treasurer

PARAMONT MACHINE COMPANY, LLC

By: /s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Vice President and Treasurer

TOTAL PLASTICS, INC.

By: /s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Vice President

KEYSTONE TUBE COMPANY, LLC

By: /s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Treasurer

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U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President

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